SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    January 8, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia		30350
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:     (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry Into A Material Definitive Agreement

On January 8, 2008, Perma-Fix of Maryland, Inc. (“PFMD”), a subsidiary of Perma-Fix Environmental Services, Inc. (“Company”), sold substantially all of its assets to Triumvirate Environmental, Inc. (“TEI”), pursuant to the terms of an Asset Purchase Agreement, dated January 8, 2008, by and among the Company, PFMD, TEI, and TEI’s subsidiary, Triumvirate Environmental (Baltimore), LLC. In consideration for such assets, TEI paid $3.825 million cash at the closing and assumed certain liabilities of PFMD. The cash consideration is subject to certain working capital adjustments during the first half of 2008. TEI is a full service environmental management firm headquartered in eastern Massachusetts.

As previously disclosed, on September 10, 2007, we entered into a letter of intent (“LOI”) with TEI to sell substantially all of the assets of the following companies included in our Industrial Segment: (a) PFMD, as completed above, (b) Perma-Fix of Fort Lauderdale (“PFFL”), and (c) Perma-Fix of Orlando, Inc. (“PFO”), for an aggregate purchase price of approximately $12.0 million, plus the assumption by the TEI of certain liabilities of the three entities. The proposed sales of the assets of PFFL and PFO are subject to TEI completing its due diligence, the parties entering into definitive agreements and the approval by each of the parties’ Board of Directors.

The disposition of the assets of PFMD by the Company does not fall within the definition of the sale of a “significant subsidiary,” as defined in Regulation S-X 210.1-02(w). As such, disclosure of a pro-forma financial statement is not required.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By: /s/ Steven T. Baughman Steven T. Baughman Vice President and Chief Financial Officer